                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      BROOKDALE LIVING COMMUNITIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------


     (5) Total fee paid:

         ---------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         ---------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                 [LOGO OF BROOKDALE LIVING COMMUNITIES, INC.]


Michael W. Reschke
Chairman of the Board

                                                April 20, 1998

Dear Stockholder:

  You are cordially invited to attend the first Annual Meeting of Stockholders (the "Meeting") of Brookdale Living Communities, Inc. (the "Company") to be held on Thursday, May 21, 1998 at 9:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois.

  The purpose of the Meeting is to consider and vote upon proposals to (i) elect two directors, (ii) ratify the appointment of the Company's independent auditors, (iii) approve the Company's 1998 Stock Incentive Plan and (iv) transact such other business as may properly come before the Meeting. Additional information with respect to these matters is set forth in the enclosed Proxy Statement.

  Whether or not you plan to attend the Meeting and regardless of the number of shares you own, it is important that your shares be represented at the Meeting. Therefore, after you read the enclosed Proxy Statement, I urge you to mark, date, sign and promptly return the enclosed Proxy Card to ensure that your vote will be recorded on the business matters to be considered at the Meeting.

  The Board of Directors appreciate your investment and your interest in the Company. I look forward to your participation in the Meeting.



                                                 /s/ Michael W. Reschke

                                                 Michael W. Reschke
                                                 Chairman of the Board

                      BROOKDALE LIVING COMMUNITIES, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held on May 21, 1998


  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Brookdale Living Communities, Inc., a Delaware corporation (the "Company"), will be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, on Thursday, May 21, 1998, at 9:00 a.m., local time, to consider and take action on the following matters:

  1.  To elect two Class I directors for a term of three years each;

  2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998;

  3. To approve the 1998 Stock Incentive Plan authorizing the grant to directors, executive officers and other key employees of options to purchase up to 250,000 shares of Common Stock of the Company; and

  4. To transact such other business as may properly come before the Meeting and at any adjournment(s) thereof.

  Stockholders of record at the close of business on April 13, 1998 shall be entitled to notice of, and to vote at, the Meeting.


                                            By order of the Board of Directors,

                                            /s/  Robert J. Rudnik

                                            Robert J. Rudnik, Secretary

April 20, 1998


--------------------------------------------------------------------------------
   IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY, AND RETURN IT PROMPTLY IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.
--------------------------------------------------------------------------------

                      Brookdale Living Communities, Inc.
                             77 West Wacker Drive
                            Chicago, Illinois 60601

                         -----------------------------

                                PROXY STATEMENT
                                    FOR THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS

                          To be held on May 21, 1998

  The enclosed proxy is solicited by and on behalf of the board of directors (the "Board of Directors" or the "Board") of Brookdale Living Communities, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois on May 21, 1998 at 9:00 a.m., local time, and at any adjournments thereof. It is anticipated that this Proxy Statement will be mailed to stockholders on or about April 20, 1998.


                  DESCRIPTION OF THE PROXY; PROXY SOLICITATION

  If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED (I) FOR THE ELECTION OF THE BOARD OF DIRECTORS' TWO NOMINEES AS CLASS I DIRECTORS FOR A TERM OF THREE YEARS EACH, (II) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998 AND (III) FOR APPROVAL OF THE 1998 STOCK INCENTIVE PLAN. If any other matters are properly brought before the Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors. The presence of a stockholder at the Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

  The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may use the services of its directors, officers and regular employees to solicit proxies, personally or by telephone. Those persons will not be compensated specially for such services. The Company will also request that brokers, banks, custodians, nominees and fiduciaries holding shares of stock in their names or the names of their nominees forward proxy material to and obtain proxies from the beneficial owners of such shares held of record by such persons. The Company will reimburse such holders for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in solicitation of proxies at a fee of $3,000, plus reimbursement of out-of-pocket expenses.


                           QUORUM AND VOTE REQUIRED

  Only stockholders of record at the close of business on April 13, 1998 (the "Record Date") are entitled to vote at the Meeting or any adjournment thereof. A list of all stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Meeting during ordinary business hours for a period of 10 days prior to the Meeting at the Company's principal executive office at 77 West Wacker Drive, Chicago, Illinois. On the Record Date, 9,475,000 shares of the Company's Common

Stock, par value $0.01 per share ("Common Stock"), were outstanding. Each share of Common Stock entitles the owner to one vote. The Company's Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors.

  The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock will constitute a quorum at the Meeting. Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum at the Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and, therefore, have the same effect as negative votes on such proposals by increasing the number of votes cast on such proposals. Broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders.

  A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997 accompanies this Proxy Statement. THE COMPANY WAS REQUIRED TO FILE AND FILED AN ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) BY WRITING TO BROOKDALE LIVING COMMUNITIES, INC., 77 WEST WACKER DRIVE, CHICAGO, ILLINOIS 60601. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON PAYMENT OF A REASONABLE FEE.


                   PRINCIPAL SECURITY HOLDERS OF THE COMPANY

  The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of March 31, 1998 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock; (ii) each director of the Company; (iii) the Chairman of the Board, the President and Chief Executive Officer and each of the six other persons who are the most highly compensated executive officers of the Company (the "named executive officers"); and (iv) all directors and executive officers of the Company as a group.


                                                                       Common Stock
                                                               ----------------------------
                                                               Amount and Nature
                                                                 of Beneficial     Percent
Name and Address of Beneficial Owner(1)                          Ownership (2)     of Class
-------------------------------------------------------------------------------------------
The Prime Group, Inc.(3)                                           4,044,350         42.7%
Michael W. Reschke(4)                                              4,069,350         42.8
Mark J. Schulte(5)                                                   341,707          3.6
Darryl W. Copeland, Jr.(6)                                           199,500          2.1
Wayne D. Boberg(7)                                                     4,167            *
Bruce L. Gewertz(8)                                                    1,667            *
Darryl W. Hartley-Leonard(9)                                           3,667            *
Daniel J. Hennessy(10)                                                13,167            *
Craig G. Walczyk(11)                                                   6,950            *
Robert J. Rudnik                                                     127,284          1.3
Matthew F. Whitlock(12)                                                7,275            *
Mark J. Iuppenlatz(13)                                                 8,750            *
Stephan T. Beck(8)                                                     6,250            *
Executive officers and directors as a group (15 persons)(14)       4,677,234         48.5

---------------
*  Less than 1%.

(1) All of the directors and executive officers of the Company may be contacted c/o Brookdale Living Communities, Inc., 77 West Wacker Drive, Chicago, Illinois 60601.
(2) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person (which includes shares as to which such person has the right to acquire voting and/or investment power within 60 days) as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.
(3) Includes shares of Common Stock held directly by The Prime Group, Inc. and certain affiliates of The Prime Group, Inc., 100,000 shares of Common Stock subject to an option to purchase held by Darryl W. Copeland, Jr. pursuant to the stock option and deposit agreement between The Prime Group, Inc. and Mr. Copeland, 25,000 shares of Common Stock that Mr. Copeland has agreed to purchase from The Prime Group, Inc. pursuant to the stock purchase agreement and agreement concerning option shares among The Prime Group, Inc., Prime Group VI, L.P. and Mr. Copeland and 12,500 shares of Common Stock subject to an option to purchase held by Blackacre Bridge Capital L.L.C. pursuant to the stock option agreement between The Prime Group, Inc. and Blackacre Bridge Capital L.L.C. See "Other Information--Certain Relationships and Related Transactions--Stock Option and Purchase Agreements." The address of The Prime Group, Inc. is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.
(4) Includes 4,044,350 shares of Common Stock held directly by The Prime Group, Inc. and certain of its affiliates, including 100,000 shares of Common Stock subject to an option to purchase held by Darryl W. Copeland, Jr. pursuant to the stock option agreement between The Prime Group, Inc. and Mr. Copeland, 25,000 shares of Common Stock that Mr. Copeland has agreed to purchase from The Prime Group, Inc. pursuant to the stock purchase agreement and agreement concerning option shares among The Prime Group, Inc., Prime Group VI, L.P. and Mr. Copeland, 12,500 shares of Common Stock subject to an option to purchase held by Blackacre Bridge Capital L.L.C. pursuant to the stock option agreement between The Prime Group, Inc. and Blackacre Bridge Capital L.L.C. and 25,000 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998. See "Other Information--Certain Relationships and Related Transactions--Stock Option and Purchase Agreements." Mr. Reschke is the Chairman of the Board, Chief Executive Officer and President of The Prime Group, Inc.
(5) Includes 297,957 shares of Common Stock held directly and 43,750 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998.
(6) Includes 12,000 shares of Common Stock held directly, 100,000 shares of Common Stock subject to an option to purchase held by Mr. Copeland that is exercisable within 60 days of March 31, 1998 pursuant to the stock option and deposit agreement between The Prime Group, Inc. and Mr. Copeland, 25,000 shares of Common Stock that Mr. Copeland has agreed to purchase from The Prime Group, Inc. pursuant to the stock purchase agreement and agreement concerning option shares among The Prime Group, Inc., Prime Group VI, L.P. and Mr. Copeland and 62,500 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998. See "Other Information--Certain Relationships and Related Transactions--Stock Option and Purchase Agreements."
(7) Includes 2,500 shares of Common Stock held directly and 1,667 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998.
(8) Includes shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998.
(9) Includes 2,000 shares of Common Stock held directly and 1,667 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998.
(10) Includes 11,000 shares of Common Stock held directly, 500 shares of Common Stock held in custodial accounts for which Mr. Hennessy serves as custodian and 1,667 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998.
(11) Includes 700 shares of Common Stock held directly and 6,250 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998.
(12) Includes 1,025 shares of Common Stock held directly and 6,250 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998.
(13) Includes 2,500 shares of Common Stock held directly and 6,250 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998.
(14) Includes 4,376,816 shares of Common Stock held directly by executive officers and directors as a group and 300,418 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1998.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Company's Restated Certificate of Incorporation provides for a minimum of two directors and a maximum of 11 directors. The Board of Directors currently consists of seven members. The Board of Directors is divided into three classes, each class consisting of approximately one-third of the total number of directors. Class I directors consist of Mr. Reschke and Dr. Gewertz; Class II directors consist of Messrs. Hartley-Leonard and Copeland; and Class III directors consist of Messrs. Schulte, Boberg and Hennessy. The Board of Directors proposes the election of two Class I directors at the Meeting, each to hold office for a three-year term until the 2001 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Class II and Class III directors will be elected at the Annual Meetings to be held in 1999 and 2000, respectively, for three-year terms, and until their respective successors are duly elected and qualified. It is intended that the shares of Common Stock underlying the accompanying form of Proxy will be voted for the nominees for Class I director set forth below, each of whom is currently a Class I director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director. The following sets forth certain information with respect to each nominee for Class I director and also with respect to each Class II and Class III director.

Nominees for Election

                                                     Year Term
                                        Director     of Office    Served as a
Name                           Age       Class      Will Expire  Director Since
-------------------------------------------------------------------------------
Michael W. Reschke              42       Class I       1998           1997
Bruce L. Gewertz                48       Class I       1998           1997

  Michael W. Reschke. Michael W. Reschke has served as Chairman of the Board of Directors of the Company since May 1997. Mr. Reschke founded The Prime Group, Inc. in 1981 and, since that time, has served as The Prime Group, Inc.'s Chairman, Chief Executive Officer and President. For the last 16 years, Mr. Reschke has directed and managed the development, finance, construction, leasing, marketing, acquisition, renovation and property management activities of The Prime Group, Inc. Mr. Reschke also is Chairman of the Board of Prime Retail, Inc. (NYSE: PRT), a publicly traded real estate investment trust involved in the ownership, acquisition, development and management of upscale factory outlet centers and the successor in interest to the former retail division of The Prime Group, Inc. In addition, Mr. Reschke is Chairman of the Board of Prime Group Realty Trust (NYSE: PGE), a publicly traded real estate investment trust involved in the ownership, acquisition, development and management of office and industrial buildings and the successor in interest to the former office and industrial divisions of The Prime Group, Inc. Mr. Reschke is also a member of the Board of Directors of Ambassador Apartments, Inc. (NYSE:
AAH), a publicly traded real estate investment trust involved in the ownership, acquisition, redevelopment and management of multi-family residential projects and the successor in interest to the former multi-family division of The Prime Group, Inc. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Round Table and the Executive Committee of the National Realty Committee, as well as a full member of the Urban Land Institute. Mr. Reschke also serves on the Board of Visitors of the University of Illinois Law School.

  Dr. Bruce L. Gewertz. Dr. Bruce L. Gewertz has served as a director of the Company since May 1997. Dr. Gewertz has served as The Dallas B. Phemister Professor and Chairman, Department of Surgery since 1992, and served as the first Faculty Dean of Medical Education from 1989 to 1992, at the University of Chicago Pritzker School of Medicine. Dr. Gewertz is Editor of the Journal of Surgical Research and serves on the Editorial Board of Annals of Vascular Surgery.

  Directors are elected by a plurality vote (i.e., the two nominees receiving the greatest number of votes will be elected) of the holders of the shares of Common Stock present or represented and entitled to vote at the Meeting.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR REELECTION OF MR. RESCHKE AND DR. GEWERTZ AS CLASS I DIRECTORS OF THE COMPANY WITH THREE-YEAR TERMS EXPIRING IN 2001.


Continuing Class II and Class III Directors

                                                     Year Term
                                          Director   of Office     Served as a
Name                               Age      Class   Will Expire   Director Since
--------------------------------------------------------------------------------
Mark J. Schulte                    44     Class III     2000           1997
Darryl W. Copeland, Jr.            38     Class II      1999           1997
Wayne D. Boberg                    45     Class III     2000           1997
Darryl W. Hartley-Leonard          52     Class II      1999           1997
Daniel J. Hennessy                 40     Class III     2000           1997

  Mark J. Schulte. Mark J. Schulte has served as President and Chief Executive Officer and a director of the Company since May 1997. From January 1991 to May 1997, Mr. Schulte was employed by The Prime Group, Inc. in its Senior Housing Division, most recently serving as Executive Vice President, with primary responsibility for overseeing all aspects of The Prime Group, Inc.'s Senior Housing Division. Prior to joining The Prime Group, Inc., Mr. Schulte had 13 years of experience in the development and operation of multi-family housing, senior housing, senior and assisted living and health care facilities. Mr. Schulte is licensed to practice law in the State of New York. Mr. Schulte serves on the Executive Committee of the American Seniors Housing Association.

  Darryl W. Copeland, Jr. Darryl W. Copeland, Jr. has served as Executive Vice President and a director of the Company since May 1997. From March 1997 to May 1997, Mr. Copeland was a consultant to The Prime Group, Inc.'s Senior Housing Division. From August 1989 to February 1997, Mr. Copeland was employed by Donaldson, Lufkin & Jenrette Securities Corporation as an investment banker, most recently serving as Senior Vice President in the Health Care and Leveraged Finance groups.

  Wayne D. Boberg. Wayne D. Boberg has served as a director of the Company since May 1997. Mr. Boberg is licensed to practice law in the State of Illinois and has been a partner of the law firm of Winston & Strawn since 1985, specializing in the representation of corporate clients in connection with debt and equity financings and acquisitions. Mr. Boberg serves on the Board of Visitors of the Indiana University School of Law.

  Darryl W. Hartley-Leonard. Darryl W. Hartley-Leonard has served as a director of the Company since May 1997. Mr. Hartley-Leonard is Chairman of the Board and Chief Executive Officer of Production Group International, Inc., an event production agency, Chairman of the Board and Partner of Metropolitan Hotel Corporation, a hotel company in the long term stay/suite hotel business directed at the upscale market, a founding partner of H-LK Partners, a hotel development and management company, and Chairman of the Board and Partner of Cohabaco Cigar Co., a nationwide cigar distribution company. Mr. Hartley-Leonard retired as Chairman of the Board of Hyatt Hotels Corporation in 1996 after a 32-year career with Hyatt and its diversified affiliates. Mr. Hartley-Leonard also serves on the Board of Directors of LaSalle Partners, The United States Committee for UNICEF and Evanston Northwestern Healthcare.

  Daniel J. Hennessy. Daniel J. Hennessy has served as a director of the Company since May 1997. Mr. Hennessy co-founded Code, Hennessy & Simmons, Inc., a Chicago based private equity investment firm, in August 1988 and, since that time, has served as a partner.

Information Regarding Meetings and Committees of the Board of Directors

  The Company's Board of Directors has established an Audit Committee, an Executive Committee, a Compensation Committee and a Committee of Independent Directors.

  Audit Committee. The members of the Audit Committee consist of Dr. Gewertz and Messrs. Boberg, Hartley-Leonard and Hennessy. The Audit Committee, among other things, makes recommendations concerning the engagement of independent auditors, reviews the results and scope of the annual audit and other services provided by the Company's independent auditors and reviews the adequacy of the Company's internal accounting controls.

  Executive Committee. The members of the Executive Committee consist of Messrs. Reschke, Schulte and Copeland. The Executive Committee has been granted certain authority to acquire and dispose of real property and the power to authorize, on behalf of the Board of Directors, the execution of certain contracts and agreements, including those related to certain borrowings by the Company. The Executive Committee generally meets monthly (or more frequently if necessary) and all actions by the committee are reported at the next meeting of the Board of Directors.

  Compensation Committee. The members of the Compensation Committee consist of Dr. Gewertz and Messrs. Hartley-Leonard and Hennessy. The Compensation Committee makes recommendations to the full Board of Directors concerning salary and bonus compensation and benefits for executive officers of the Company. In addition, the Compensation Committee has the power and authority to implement and administer the Company's existing Stock Incentive Plan (the "1997 Stock Incentive Plan").

  Committee of Independent Directors. The members of the Committee of Independent Directors consist of Dr. Gewertz and Messrs. Boberg, Hartley-Leonard and Hennessy. The Committee of Independent Directors was established to consider and approve or reject, on behalf of the full Board of Directors, any proposed transactions between the Company and any of its affiliates, stockholders, directors, officers or employees.

  During the fiscal year ended December 31, 1997, the Audit Committee held no meetings, the Compensation Committee held no meetings, the Committee of Independent Directors held one meeting and the Board of Directors held seven meetings.

                                PROPOSAL NO. 2

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has selected Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1998. Ernst & Young LLP served in this capacity for the year ended December 31, 1997. A representative of Ernst & Young LLP will attend the meeting and, while not intending to make a statement, will respond to appropriate questions directed to Ernst & Young LLP.

  The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the stockholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee. The Audit Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the auditors.

  Before making its recommendation to the Board of Directors for appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

  The approval by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Meeting is required to approve the appointment of Ernst & Young LLP as the Company's auditors. Abstentions will have the same effect as negative votes.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998.

                           COMPENSATION OF DIRECTORS

  The Company pays its directors who are not employees of the Company a fee for their services as directors. Such persons receive annual compensation of $12,000 plus a fee of $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each committee meeting. The members of the Board receive reimbursement of all travel and lodging expenses related to their attendance at both Board and committee meetings.

  Pursuant to the 1997 Stock Incentive Plan, the Company granted options to purchase an aggregate of 20,000 shares of Common Stock to non-employee directors as follows (with the number of shares of Common Stock to be issued upon exercise thereof indicated parenthetically): Wayne D. Boberg (5,000), Bruce L. Gewertz (5,000), Darryl W. Hartley-Leonard (5,000) and Daniel J. Hennessy (5,000). The options vest, subject to certain conditions being met, at the rate of one-third per year over the three years following the date of grant, commencing on the first anniversary of their date of grant, and have a term of 10 years. The exercise price of such options is $11.50 per share, which represents the initial public offering price for the Common Stock. The exercise price for any of such options is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which such option is exercised, of shares of Common Stock. See "Compensation of Executive Officers--1997 Stock Incentive Plan."

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

  Prior to the completion of its initial public offering on May 7, 1997, the Company did not pay any compensation to its officers. The following table sets forth the compensation earned for the period from May 7, 1997 to December 31, 1997 with respect to the named executive officers.


                                                                              Long-Term
                                                                            Compensation
                                                Annual Compensation           Awards
                                              -----------------------     ---------------
Name and Principal Position                   Salary            Bonus     Options/SARs(1)
-----------------------------------------------------------------------------------------
Michael W. Reschke
 Chairman of the Board                       $ 63,653       $     --          100,000

Mark J. Schulte
 President and Chief Executive Officer        173,937             203         175,000

Darryl W. Copeland, Jr.
 Executive Vice President                     159,134         150,101(2)      250,000

Craig G. Walczyk
 Vice President - Chief Financial Officer      79,062             203          25,000

Robert J. Rudnik
 General Counsel and Secretary                 50,903(3)          217          30,000

Matthew F. Whitlock
 Vice President - Acquisitions                 60,087         116,651          25,000

Mark J. Iuppenlatz
 Vice President - Development                  85,388          15,101          25,000

Stephan T. Beck
 Vice President - Operations                   63,250          12,151          25,000

--------------------------
(1) Granted pursuant to the 1997 Stock Incentive Plan. See "--1997 Stock Incentive Plan."
(2) Mr. Copeland received a signing bonus of $150,000 from the Company in May 1997.
(3) Mr. Rudnik has served as General Counsel and Secretary of the Company since July 1997.

Employment Agreements

  The Company has entered into employment agreements with Messrs. Reschke, Schulte, Copeland, Whitlock and Iuppenlatz. These agreements (the "Employment Agreements") generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company, except Mr. Reschke, who shall only be required to devote such time as he deems necessary to fulfill his duties and obligations to the Company as Chairman of the Board. The Employment Agreements establish the initial base salaries reflected in the table above and provide for an initial three-year term (except for Mr. Copeland, whose Employment Agreement has an initial four-year term) which is automatically extended for an additional year after expiration of the initial term and any extension period unless the Company provides the executive officer with at least 30 days' prior written notice that such term shall not be extended. The Employment Agreements with Messrs. Reschke, Schulte and Copeland also provide for an annual bonus of up to 100% of the base salary based on certain performance criteria. The Employment Agreements with Messrs. Whitlock and Iuppenlatz also provide for annual bonuses based on certain performance criteria. If any of such Employment Agreements are terminated by the Company "without cause" or due to disability, the executive so terminated will be entitled to a lump sum payment. With regard to Messrs. Whitlock and Iuppenlatz, such lump sum payment will be an amount equal to six months' base salary. With regard to Messrs. Reschke, Schulte and Copeland, such executives will receive a lump sum payment equal to the base salary for one year plus a pro rata portion of the annual bonus payable under such executives' respective Employment Agreements. Messrs. Reschke, Schulte and Copeland may terminate their respective Employment Agreements and be entitled to approximately two times their annual compensation and bonus in the event of a "change in control" of the Company and a material diminution of their respective duties and responsibilities or compensation. In the event any of Messrs. Schulte, Copeland, Whitlock and Iuppenlatz voluntarily terminates his employment with the Company or in the event the employment of any of Messrs. Schulte, Copeland, Whitlock and Iuppenlatz is terminated by the Company "with cause," the executive will be subject to a non-compete covenant which has a term of two years for each of Messrs. Schulte and Copeland and which has a term of one year for each of Messrs. Whitlock and Iuppenlatz. Mr. Reschke is bound by a non-compete agreement among The Prime Group, Inc. and certain of its affiliates (collectively, "PGI"), the Company and Mr. Reschke. See "Other Information--Certain Relationships and Related Transactions--Non-Compete Agreement." In addition, PGI and Mr. Copeland entered into certain agreements pursuant to which Mr. Copeland has the option to purchase certain additional shares of Common Stock from PGI. See "Other Information--Certain Relationships and Related Transactions--Stock Option and Purchase Agreements."

Option Grants in 1997

  The following table shows all options to purchase Common Stock granted to each of the named executive officers of the Company in 1997. The table also shows the potential value of such grants if the Common Stock appreciates at compounded annual rates of 5% and 10% over the remaining term of the option from the grant date price. The 5% and 10% rates of appreciation based on the grant date price are required to be disclosed by the rules of the SEC and are not intended to forecast potential future appreciation, if any, in the price of the Company's Common Stock. The Company did not use an alternative present value formula permitted by the rules of the SEC because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.


                                                                                                Potential Realizable
                                                                                             Value at Assumed Annual Rates
                                                                                             of Stock Price Appreciation
                                                                                               for Option Term Based on
                                   Individual Grants                                            Grant-Date Stock Price
                              -----------------------------                                  -----------------------------
                                                % of Total
                                               Options/SARs    Exercise
                                                Granted to     or Base
                              Options/SARs     Employees in     Price       Expiration
Name                           Granted (#)      Fiscal Year     ($/Sh)         Date             5% ($)           10% ($)
-------------------------------------------------------------------------------------------------------------------------
Michael W. Reschke               100,000          13.48%        $11.50       05/07/07        $  723,229        $1,832,804
Mark J. Schulte                  175,000          23.60          11.50       05/07/07         1,265,650         3,207,407
Darryl W. Copeland, Jr.          250,000          33.71          11.50       05/07/07         1,808,072         4,582,010
Craig G. Walczyk                  25,000           3.37          11.50       05/07/07           180,807           458,201
Robert J. Rudnik                  30,000           4.05          11.875      06/30/97           224,044           567,771
Matthew F. Whitlock               25,000           3.37          11.50       05/07/07           180,807           458,201
Mark J. Iuppenlatz                25,000           3.37          11.50       05/07/07           180,807           458,201
Stephan T. Beck                   25,000           3.37          11.50       05/07/07           180,807           458,201


Option Exercises and Holdings

  The following table sets forth information with respect to the Company's named executive officers concerning options held as of December 31, 1997. No options were exercisable by the named executive officers during 1997.

                                                                        Value of Unexercised
                               Number of Unexercised                        In-the-Money
                                Options at 12/31/97                     Options at 12/31/97(1)
                           ------------------------------          --------------------------------
Name                       Exercisable      Unexercisable          Exercisable        Unexercisable
---------------------------------------------------------------------------------------------------
Michael W. Reschke             --              100,000                  --              $  575,000
Mark J. Schulte                --              175,000                  --               1,006,250
Darryl W. Copeland, Jr.        --              250,000                  --               1,437,500
Craig G. Walczyk               --               25,000                  --                 143,750
Robert J. Rudnik               --               30,000                  --                 161,250
Matthew F. Whitlock            --               25,000                  --                 143,750
Mark J. Iuppenlatz             --               25,000                  --                 143,750
Stephan T. Beck                --               25,000                  --                 143,750

----------------

(1) These amounts were calculated by subtracting the exercise price from the market value of the underlying Common Stock as of year-end. The market value of the Common Stock was $17.25 per share as of December 31, 1997 (the last trading date in 1997) based on the closing price per share on the Nasdaq National Market.

1997 Stock Incentive Plan

  The Company established the 1997 Stock Incentive Plan for the purpose of attracting and retaining directors, executive officers and other key employees. Each option granted pursuant to the 1997 Stock Incentive Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option."

  The 1997 Stock Incentive Plan provides for the grant of options ("Options") to purchase a specified number of shares of Common Stock. Under the 1997 Stock Incentive Plan, 830,000 shares of Common Stock were made available for grants. Participants in the 1997 Stock Incentive Plan, who may be directors, officers or employees of the Company or its subsidiaries, or Company-owned partnerships or limited liability companies, are selected by the Compensation Committee. See "Compensation of Directors."

  The 1997 Stock Incentive Plan authorizes the Compensation Committee to grant Options at an exercise price to be determined by it, provided that such price cannot be less than 100% of the fair market value of the Common Stock on the date on which the Option is granted. If, however, an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's capital stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by such option on the day it is granted. The exercise price for any of these Options is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the Option is exercised, of shares of Common Stock.

  In connection with the completion of the Company's initial public offering of Common Stock in May 1997 (the "IPO"), the Company granted Options to purchase an aggregate of 675,000 shares of Common Stock (the "Initial Grants") to the following executive officers of the Company (with the number of shares of Common Stock to be issued upon exercise thereof indicated parenthetically): Michael W. Reschke (100,000); Mark J. Schulte (175,000); Darryl W. Copeland, Jr. (250,000); Craig G. Walczyk (25,000); Matthew F.

Whitlock (25,000); Mark J. Iuppenlatz (25,000); Stephan T. Beck (25,000); Margaret B. Shontz (25,000); and Sheryl A. Wolf (25,000). The Initial Grants vest, subject to certain conditions being met, at the rate of 25% per year over the four years following the date of grant, commencing on the first anniversary of their date of grant, and have a term of 10 years. The exercise price of the Options issued pursuant to the Initial Grants is $11.50 per share, which represents the initial public offering price of the Common Stock.

  Concurrent with the completion of the IPO, the Company also granted Options to purchase an aggregate of 20,000 shares of Common Stock to the Company's non-employee directors that vest, subject to certain conditions being met, at the rate of one-third per year over the three years following the date of grant, commencing on the first anniversary of their date of grant, and have a term of 10 years. The exercise price of these Options is $11.50 per share, the initial public offering price of the Common Stock.

  On June 30, 1997, the Company granted an aggregate of 56,000 Options to certain employees that vest, subject to certain conditions being met, at the rate of 25% per year over the four years following the date of grant, commencing on the first anniversary of their date of grant, and have a term of 10 years. The exercise price of these Options is $11.875 per share.

  On December 26, 1997, the Company granted an aggregate of 10,600 Options to certain employees that vest, subject to certain conditions being met, at the rate of 25% per year over the four years following the date of grant, commencing on the first anniversary of their date of grant, and have a term of 10 years. The exercise price of these Options is $16.6625 per share.

  Upon a "change in control" (as defined in the 1997 Stock Incentive Plan), all unvested Options then outstanding, and to the extent not previously forfeited, will vest. The rights of any participants to exercise an Option may not be transferred in any way other than by will or applicable laws of descent and distribution.

  Under the 1997 Stock Incentive Plan, the Compensation Committee may grant options with lower exercise prices in substitution for outstanding options with higher exercise prices. In addition, in the event of certain extraordinary events, the Compensation Committee may make adjustments in the aggregate number and kind of shares reserved for issuance, the number and kind of shares covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

  As of December 31, 1997, 68,400 additional shares of Common Stock were available to be granted pursuant to the 1997 Stock Incentive Plan.

  For a description of the federal tax consequences applicable to the 1997 Stock Incentive Plan, see "1998 Stock Incentive Plan--Federal Tax Consequences Associated With the Stock Incentive Plans."

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, is charged with determining compensation for the Company's executive officers. Dr. Bruce L. Gewertz and Messrs. Darryl W. Hartley-Leonard and Daniel J. Hennessy currently serve on the Compensation Committee.

  No executive officer of the Company served as a member of (i) the compensation committee of another entity, one of whose executive officers served on the Company's Compensation Committee, (ii) the Board of Directors of another entity, one of whose executive officers served on the Company's Compensation Committee, or (iii) the compensation committee of another entity, one of whose executive officers served as a member of the Company's Board of Directors, during the year ended December 31, 1997.

                       REPORT OF COMPENSATION COMMITTEE

  The Compensation Committee makes recommendations to the full Board of Directors concerning salary and bonus compensation and benefits for executive officers of the Company. In addition, the Compensation Committee has the power and authority to implement and administer the Company's Stock Incentive Plans. The current members of the Compensation Committee are Dr. Gewertz and Messrs. Hartley-Leonard and Hennessy. Prior to the completion of the IPO, the Company did not pay any compensation to its executive officers.

  The purpose of the Company's executive compensation programs is to attract and retain highly qualified individuals while providing the economic incentive necessary to achieve the Company's performance goals. The Company intends to maintain executive compensation policies, plans and programs that will reward executive officers, provide incentives for the achievement of the Company's operating and financial objectives and, consequently, maximize stockholder value. The Compensation Committee believes that, through their ownership of equity interests in the Company (through ownership of Common Stock and Options), the financial interests of the Company's executive officers are closely aligned with the financial interests of the Company's stockholders.

  While the Compensation Committee will continue to evaluate the executive compensation practices of the Company's industry peer group as an important factor in determining executive compensation, the Company's achievement of its performance goals and the contribution of executive officers to such achievement will greatly influence whether the Company's compensation programs remain at or exceed the median of its peer group. The peer group of companies indentified by the Compensation Committee is further described in the Performance Graph presented elsewhere in this Proxy Statement.

  The Company's executive compensation programs consist of the following components:

  (a) employment agreements with its most senior executive officers setting base salaries at fixed levels, subject to discretionary increases determined by the Compensation Committee, and containing such other provisions sufficient to attract and retain executive officers capable of contributing to the Company's performance objectives;

  (b) annual performance bonuses based on certain performance criteria;

  (c) stock options with scheduled vesting periods to align the interests of the executive officers with those of the Company's stockholders; and

  (d) participation in other benefit programs generally available to employees.

  The Company has entered into employment agreements with the Chairman of the Board, the President and Chief Executive Officer, the Executive Vice President and certain other senior executive officers. The employment agreements established the base salaries of such executive officers for 1997. The annualized base salary of the Chairman of the Board for the period from May 7, 1997 to December 31, 1997 was $100,000.

  The annualized base salary for the President and Chief Executive Officer for the period from May 7, 1997 through December 31, 1997 was $275,000. The annualized base salary for the Executive Vice President for the period from May 7, 1997 through December 31, 1997 was $250,000. See "Compensation of Executive Officers--Employment Agreements." As provided in the employment agreements, annual base salary increases may be made at the discretion of the Compensation Committee based on individual performance reviews.

  Other elements of the employment agreements that serve to retain senior executive officers include non-competition provisions that under certain circumstances extend for a specified time beyond the term of employment. The employment agreements of the President and Chief Executive Officer and the Executive Vice President generally prohibit these executive officers from directly or indirectly competing with the business of the Company during the term of employment and for a two-year period after termination "with cause" by the Company. See "Compensation of Executive Officers--Employment Agreements." The Chairman of the Board is bound by the non-compete agreement among PGI, the Company and the Chairman of the Board. See "Other Information--Certain Relationships and Related Transactions--Non-Compete Agreement."

  In connection with the Company's IPO, the Company granted stock options to the Chairman of the Board, the President and Chief Executive Officer, the Executive Vice President and certain other executive officers of the Company. The Company determined the number of stock options to be granted to each executive officer based upon discussions with the underwriters participating in the Company's IPO and a comparative analysis of compensation programs for public companies similar to the Company. The Chairman of the Board, the President and Chief Executive Officer and the Executive Vice President were granted options to purchase 100,000, 175,000 and 250,000 shares of Common Stock, respectively. The Compensation Committee believes the options granted under the 1997 Stock Incentive Plan and the vesting schedules thereof will continue to align the interests of the Company's executive officers with those of the Company's stockholders by emphasizing long-term stock ownership and increases in stockholder value. See "Compensation of Executive Officers--1997 Stock Incentive Plan."

  The Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of a publicly-held corporation such as the Company to deduct compensation in excess of $1,000,000 per individual, other than certain performance-based compensation. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. The Company does not expect to be denied any deduction under Section 162(m) of the Code for compensation paid during its taxable year ending December 31, 1997. The 1997 Stock Incentive Plan was structured with the intention that compensation attributable to options granted thereunder would not be subject to the Section 162(m) limitation. Based upon Department of Treasury regulations, bonuses payable to the Company's executives under their present employment agreements and compensation attributable to options granted under the 1997 Stock Incentive Plan may be considered as compensation subject to the Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation to the Company executive will not be tax deductible under Section 162(m). This will depend on the market price of the Company's shares on the date options are exercised and the number of options exercised in any one taxable year.

                            COMPENSATION COMMITTEE

                             Dr. Bruce L. Gewertz
                           Darryl W. Hartley-Leonard
                              Daniel J. Hennessy

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Company's Common Stock from May 2, 1997, the date the Company's Common Stock began trading on the Nasdaq National Market, through December 31, 1997, with the cumulative total return of the Nasdaq Composite and the Assisted Living Composite (as defined below*). The graph assumes an initial investment of $100 in the Company's Common Stock on May 2, 1997. The initial public offering price of the Company's Common Stock was $11.50 per share.


                    Comparison of Cumulative Total Return**
                       May 2, 1997 to December 31, 1997

                                        5/2/97     6/97      7/97      8/97      9/97     10/97     11/97     12/31/97
                                       -------------------------------------------------------------------------------
Brookdale Living Communities, Inc.     $100.00   $104.84   $119.36   $141.94   $163.44   $163.44   $165.59    $148.39
Assisted Living Composite               100.00    116.78    119.08    113.92    124.14    128.43    124.19     132.90
Nasdaq Composite                        100.00    102.98    113.82    113.35    120.38    113.80    114.30     112.14

________________

* Assisted Living Composite is composed of selected assisted living companies. These companies are American Retirement Corporation, Assisted Living Concepts, Inc., Alternative Living Services, Inc., ARV Assisted Living, Inc., Atria Communities, Inc., Carematrix Corporation, Capital Senior Living Corporation, Emeritus Corporation, Greenbriar Corporation, Karrington Health, Inc., Regent Assisted Living, Inc. and Sunrise Assisted Living, Inc.

** Cumulative Total Return assumes an initial investment of $100 in the Company's Common Stock on May 2, 1997 and the reinvestment of dividends. The Company did not pay any dividends during the period presented.

                                PROPOSAL NO. 3

                   APPROVAL OF THE 1998 STOCK INCENTIVE PLAN

1998 Stock Incentive Plan

  The Board of Directors has adopted, subject to stockholder approval, the 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan") for the purpose of attracting and retaining directors, executive officers and other key employees. Each option granted pursuant to the 1998 Stock Incentive Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option." The summary of the 1998 Stock Incentive Plan set forth below is qualified in its entirety by reference to the text of the 1998 Stock Incentive Plan attached hereto as Annex A.

  The 1998 Stock Incentive Plan provides for the grant of options ("1998 Options") to purchase a specified number of shares of Common Stock. Under the 1998 Stock Incentive Plan, 250,000 shares of Common Stock will be available for grants. With respect to any optionee during any calendar year, the maximum number of shares of Common Stock that may be subject to 1998 Options under the 1998 Stock Incentive Plan is 250,000. Participants in the 1998 Stock Incentive Plan, who may be directors, officers or employees of the Company or its subsidiaries or Company-owned partnerships or limited liability companies, will be selected by the Compensation Committee.

  The 1998 Stock Incentive Plan authorizes the Compensation Committee to grant 1998 Options at an exercise price to be determined by it, provided that such price cannot be less than 100% of the fair market value of the Common Stock on the date on which the 1998 Option is granted. If, however, an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by such 1998 Option on the day it is granted.

  Generally, 1998 Options granted under the 1998 Stock Incentive Plan will vest as determined by the Compensation Committee. Upon a "change in control" (as defined in the 1998 Stock Incentive Plan), however, all unvested 1998 Options then outstanding, and to the extent not previously forfeited, will vest. The terms of the 1998 Options may not exceed 10 years. The rights of any participants to exercise a 1998 Option may not be transferred in any way other than by will or applicable laws of descent and distribution.

  Under the 1998 Stock Incentive Plan, the Compensation Committee may grant options with lower exercise prices in substitution for outstanding options with higher exercise prices. In addition, in the event of certain extraordinary events, the Compensation Committee may make adjustments in the aggregate number and kind of shares reserved for issuance, the number and kind of shares covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

  No Options may be granted under the 1998 Stock Incentive Plan after the 10th anniversary of the date on which the plan was adopted by the Board of Directors (March 2, 2008).

Federal Tax Consequences Associated With the Stock Incentive Plans

  The following is a general description of the federal income tax consequences associated with the 1997 Stock Incentive Plan and the 1998 Stock Incentive Plan (collectively, the "Stock Incentive Plans"). It is not intended as a description of all federal tax consequences, nor does it describe state, foreign or local tax consequences.

  No taxable income is realized by the optionee upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option increases the optionee's alternative minimum taxable income and may, therefore, result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within two years from the date of grant or within one year after the transfer of such shares to the optionee, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Company.

  If any share of Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on an arm's length sale of such shares) over the option price thereof, and (b) the Company will be entitled to a deduction in such amount. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company.

  To the extent incentive stock options to any optionee become exercisable for the first time in any calendar year for shares having a fair market value (determined at the date of grant of the option) in excess of $100,000, the option will be treated for tax purposes as a non-qualified option.

  With respect to non-qualified options, no income is realized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount provided it satisfies certain withholding obligations, and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

  The approval by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Meeting is required to approve the 1998 Stock Incentive Plan. Abstentions will have the same effect as negative votes.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE 1998 STOCK INCENTIVE PLAN.

                               OTHER INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the National Association of Securities Dealers. Officers, directors and beneficial owners of more than 10% of the Company's stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

  Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the period ended December 31, 1997, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 1997, no reportable transactions were reported late except the following: (i) Mr. Hennessy's purchase of 2,000 shares of Common Stock on August 22, 1997 was reported on March 20, 1998 and (ii) Mr. Schulte's purchase of 1,000 shares of Common Stock on December 31, 1997 was reported on February 17, 1998. With the following exceptions, based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the period ended December 31, 1997, no reports on Form 3, 4 or 5 required to be filed for such period were late other than one Form 4 report filed by each of Mr. Hennessy and Mr. Schulte and one Form 3 report filed by each of Mr. Rudnik, Ms. Shontz and Ms. Wolf.

Certain Relationships and Related Transactions

  Formation Agreement. Upon completion of the IPO, the Company and PGI entered into the Formation Agreement, pursuant to which PGI transferred to the Company all of the common stock of BLC Property, Inc., its interests in the Heritage and the Devonshire facilities and the operations relating to its senior and assisted living division. In return for such contribution, the Company issued 1,703,043 shares of its Common Stock to PGI and assumed certain indebtedness in the aggregate amount of $65.0 million. In addition, the Company paid PGI approximately $8.4 million to reimburse PGI for earnest monies previously paid by PGI in connection with the acquisition of the Edina Park Plaza and Hawthorn Lakes facilities, the Park Place facility, a third party's interest in the Heritage and the Devonshire facilities and the proposed acquisition of the development sites located in Glen Ellyn, Illinois, Southfield, Michigan and Austin, Texas for certain costs and fees previously paid by PGI relating to the replacement credit enhancement on the $65.0 million of tax-exempt bonds relating to the Heritage and the Devonshire facilities and for certain costs and expenses previously paid by PGI relating to the issuance and distribution of Common Stock pursuant to the IPO. In accordance with the Formation Agreement, Mark J. Schulte transferred all of his interests in PGI's senior and assisted living division to the Company in exchange for 296,957 shares of Common Stock from the Company. Except as expressly set forth in the Formation Agreement with regard to title, liens, claims and certain other items and PGI's representations that the Heritage, Devonshire and Hallmark facilities had been operated in the ordinary course since December 31, 1996, no party made any representation or warranty as to the assets, businesses or liabilities transferred or assumed pursuant to such agreement, as to any consents or approvals required in connection therewith, as to the value thereof or as to freedom from counterclaim with respect to any claim of any party. Except as expressly set forth in the Formation Agreement, all assets were transferred on an "as is, where is" basis. In the Formation Agreement, PGI covenanted that the partnerships owning the Heritage and the Devonshire facilities had no less than $800,000 in the aggregate in unrestricted cash, plus any cash balances in real estate tax and capital reserve accounts, upon the completion of the IPO; however, any unrestricted cash in excess of $800,000 then held by such partnerships was distributed to PGI.

  The Company indemnified PGI and its affiliates against certain losses, claims, damages or liabilities including those arising out of: (i) any inaccurate representation or breach of warranty by the Company under the Formation Agreement; and (ii) any indebtedness, lease, contract or other obligation assumed by the Company pursuant to the Formation Agreement. The Company also indemnified PGI, as a controlling person, against any loss, claim, damage or liability arising out of the IPO, except for losses, claims, damages or liabilities arising from the inaccuracy of information supplied in writing by PGI for inclusion in the prospectus related thereto. PGI similarly indemnified the Company and its subsidiaries with respect to any inaccurate representation or breach of warranty by PGI under the Formation Agreement.

  Registration Rights Agreement. Upon completion of the IPO, the Company granted demand and incidental registration rights to PGI for the registration of shares of Common Stock owned by PGI under the Securities Act of 1933, as amended. Three demand registrations are permitted during the first five years following the IPO and one registration per year each year thereafter until PGI owns less than 10% of the outstanding Common Stock. The Company will pay the fees and expenses of the demand registrations and the incidental registrations, while PGI will pay all underwriting discounts and commissions. These registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares owned by PGI included in such registration.

  Voting Agreement. Upon completion of the IPO, PGI entered into a Voting Agreement pursuant to which it agreed to vote all of its shares of Common Stock at any meeting at which directors are elected in favor of the election of independent directors so that after such election, if such persons are elected, there will be at least four independent directors. The Voting Agreement will continue in effect until the earlier of three years from the closing date of the IPO and the date PGI first owns less than 10% of the outstanding Common Stock.

  Non-Compete Agreement. Upon completion of the IPO, the Company, PGI and Michael W. Reschke entered into a Non-Compete Agreement that will prevent PGI and Mr. Reschke from developing, acquiring, owning, managing or operating senior and assisted living facilities and semi-acute care facilities in the United States for a period expiring on the earlier of (i) four years from the closing date of the IPO and (ii) one year from the date of a merger of the Company or the sale of all or substantially all of the stock or assets of the Company; however, PGI will be permitted to maintain its ownership interest in the Island on Lake Travis facility. In addition, to the extent PGI or Mr. Reschke were to acquire a group of properties that included facilities similar to those operated by the Company, then the Company would have the right and opportunity to purchase such similar facilities at a price equal to their fair market value. PGI and Mr. Reschke will be allowed to provide debt, preferred equity or lease financing for properties that are similar to the facilities owned or managed by the Company.

  Management Agreement. Upon completion of the IPO, the Company and PGI entered into a management agreement for a term of two years with respect to the Island on Lake Travis facility. The Company is paid a monthly fee of 5.0% of the gross revenues of such facility for each month and reimbursement of expenses. The management agreement may be terminated by PGI only for cause as set forth in the management agreement during its initial term and upon 60 days' prior written notice at any time after the expiration of the initial term. The Company may terminate the management agreement at any time upon 60 days' advance notice.

  Space Sharing Agreement. Upon completion of the IPO, the Company and PGI entered into a space sharing agreement for office space located at 77 West Wacker Drive in Chicago, Illinois to be used as headquarters for the Company. The space sharing agreement, which included a base rental rate of approximately $8,800 per month plus a pro rata share of real estate taxes and operating expenses, was terminated effective September 30, 1997.

  Office Lease. On September 25, 1997, the Company entered into a five year lease (the "Office Lease"), commencing October 1, 1997, for its corporate office with 77 West Wacker Limited Partnership (the "Landlord"), a partnership which is now owned by Prime Group Realty Trust, the publicly-traded successor of PGI's office and industrial divisions. The corporate office is located at 77 West Wacker Drive, Suite 4800, Chicago, Illinois 60601. The office space is approximately 13,500 square feet, with base rent of $18.50 per square foot escalating at $0.75 per square foot each anniversary of the commencement date. On October 2, 1997, in connection with the signing of the lease, the Company received a $404,000 cash payment from the Landlord.

  On March 17, 1998, the Company and the Landlord amended the Office Lease, pursuant to which the Company and the Landlord agreed (i) to relocate the Company's corporate office from the 48th floor to the 44th floor effective April 24, 1998, (ii) to increase the space leased by the Company to approximately 22,600 square feet and (iii) to extend the term of the Office Lease until April 30, 2005. The base rent under the amended Office Lease continues to be $18.50 per square foot, escalating $0.75 per square foot on each May 1 of the term commencing May 1, 1999. In consideration for executing the amendment of the Office Lease, the Company received a $452,000 cash payment from the Landlord.

  Stock Option and Purchase Agreements. Upon completion of the IPO, The Prime Group, Inc. entered into a stock option agreement with Darryl W. Copeland, Jr. pursuant to which Mr. Copeland received an option, subject to a one year vesting period, to purchase 100,000 shares of Common Stock from The Prime Group, Inc. at a purchase price of $0.01 per share. In the event the employment of Mr. Copeland is terminated by the Company for any reason or in the event Mr. Copeland voluntarily terminates his employment with the Company due to a "change of control" of the Company and a material diminution of his duties and responsibilities or compensation prior to the expiration of the vesting period, the option will immediately vest. Upon completion of the IPO, Mr. Copeland also entered into an agreement with PGI to purchase an additional 25,000 shares of Common Stock.

  Exchangeable Note Transaction. PGI has issued an exchangeable note having a principal amount of $20 million and a five year term (the "Exchangeable Note") to an unaffiliated third party (the "Noteholder"), the repayment of which is secured by the pledge by PGI of 1,370,000 shares of its Common Stock. Pursuant to the terms of the Exchangeable Note, the Noteholder will have the right, commencing on November 15, 1998 (the "Initial Exchange Date"), to exchange a portion of the outstanding principal amount of the Exchangeable Note, plus the accrued interest thereon, for shares of Common Stock of the Company held by PGI, at the exchange rate specified therein. On and after the Initial Exchange Date, the Noteholder will be entitled to exchange up to $5 million of the outstanding principal under the Exchangeable Note, plus accrued interest thereon, for shares of Common Stock of the Company held by PGI. Thereafter, the Noteholder will be entitled to exchange up to a further $5 million of the outstanding principal amount under the Exchangeable Note, plus accrued interest thereon, on each of January 15, 1999, March 15, 1999 and May 15, 1999. Subject to certain exceptions, the numbers of shares of Common Stock subject to exchange for a given amount of principal and accrued interest to be exchanged pursuant to the terms of the Exchangeable Note will be equal to (x) such amount of principal and accrued interest divided by (y) the product of (A) 88% multiplied by (B) the average of the closing bid prices for the Common Stock on the Nasdaq National Market on the seven trading days immediately proceeding the date of exchange.

  Other Transactions. Wayne D. Boberg, a director of the Company, is a partner of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company. As of the date of this Proxy Statement, Mr. Boberg beneficially owns 2,500 shares of Common Stock and has Options to acquire an additional 5,000 shares of Common Stock.

  Transactions between the Company and its officers, directors, stockholders and their affiliates require the approval of the Committee of Independent Directors of the Board of Directors.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company no later than December 21, 1998 pursuant to the proxy soliciting rules of the SEC in order to be considered for inclusion in the Company's Proxy Statement and form of Proxy related to the 1999 annual meeting. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and Proxy relating to the 1999 annual meeting any stockholder proposal which may be omitted from the Company's proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. Pursuant to the Company's Amended and Restated By-laws, any stockholder of the Company who intends to present a proposal for action at the 1999 annual meeting also must file a copy thereof with the Secretary of the Company at least 60 days prior to the meeting; however, in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which such notice of the date or public disclosure was made.

                                 OTHER BUSINESS

  The Board of Directors knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote such proxy in accordance with the determination of a majority of the Company's Board of Directors.


                                                /s/ Robert J. Rudnik

                                                Robert J. Rudnik
                                                Secretary
Chicago, Illinois
April 20, 1998

                                                                         Annex A



                    1998 BROOKDALE LIVING COMMUNITIES, INC.
                              STOCK INCENTIVE PLAN

                               TABLE OF CONTENTS

SECTION                                                                  PAGE
-----------------------------------------------------------------------------
1.  PURPOSE OF PLAN                                                       A-1

2.  DEFINITIONS                                                           A-1

3.  STOCK SUBJECT TO PLAN                                                 A-3
    3.1  Stock Subject to Plan                                            A-3
    3.2  Unexercised Options                                              A-3
    3.3  Changes in Company Capitalization                                A-3

4.  GRANTING OF OPTIONS                                                   A-4
    4.1  Eligibility                                                      A-4
    4.2  Incentive Stock Options                                          A-4
    4.3  Granting of Options                                              A-4
    4.4  Administration of the Plan                                       A-5

5.  TERMS OF OPTIONS                                                      A-6
    5.1  Option Agreement                                                 A-6
    5.2  Vesting of Options                                               A-6
    5.3  Option Exercise Price                                            A-6
    5.4  Exercise Periods                                                 A-6
    5.5  Requirement of Continued Employment                              A-7
    5.6  Adjustments in Outstanding Options                               A-8
    5.7  Merger, Consolidation, Acquisition, Liquidation or Dissolution   A-8
    5.8  No Right to Continued Employment                                 A-8

6.  EXERCISE OF OPTIONS                                                   A-8
    6.1  Person Eligible to Exercise                                      A-8
    6.2  Partial Exercise                                                 A-9
    6.3  Manner of Exercise                                               A-9
    6.4  Conditions to Issuance of Stock Certificates                    A-10
    6.5  Rights as Stockholders                                          A-10
    6.6  Transfer Restrictions                                           A-10

7.  ADDITIONAL PROVISIONS                                                A-11
    7.1  Approval of Plan by Stockholders                                A-11
    7.2  Nontransferability                                              A-11
    7.3  Death or Disability of Optionee                                 A-11
    7.4  Securities Act                                                  A-11
    7.5  Withholding of Tax                                              A-11
    7.6  Termination and Amendment of Plan                               A-11
    7.7  Duties of the Company                                           A-12

8.  GENERAL PROVISIONS                                                   A-12

                          SECTION 1.  PURPOSE OF PLAN

   The purpose of the 1998 Brookdale Living Communities, Inc. Stock Incentive Plan (the "Plan") is to provide a means by which Brookdale Living Communities, Inc. (the "Company") may attract and retain directors, executive officers and other key employees with outstanding qualifications and consultants and advisers who provide substantial and important services to the Company, by affording those individuals with incentives to exert maximum efforts for the success of the Company through opportunities to participate in the growth, development and financial success of the Company.

                            SECTION 2.  DEFINITIONS

   Wherever the following capitalized terms are used in the Plan, they shall have the following respective meanings:

   2.1 "Board of Directors" means the Board of Directors of the Company.

   2.2 "Change in Control" shall be deemed to have occurred if

       (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock, Michael W. Reschke or The Prime Group, Inc. or any of their respective affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding securities which vote generally in the election of directors (referred to herein as "Voting Securities");

       (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new directors whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors;

       (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

       (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets.

   2.3  "Code" means the Internal Revenue Code of 1986, as amended.

   2.4  "Committee" means as specified in Section 4.4.

   2.5 "Common Stock" means the Common Stock of the Company, par value $0.01 per share.

   2.6 "Company" means Brookdale Living Communities, Inc., a Delaware corporation. In addition, "Company" shall mean any corporation assuming, or issuing new employee stock options in substitution for, Incentive Stock Options outstanding under the Plan, in a transaction to which Section 424(a) of the Code applies.

   2.7 "Date of Grant" means the date as of which an Option has been granted pursuant to the Plan.

   2.8 "Disability" means, with respect to an individual, a physical or mental condition resulting from any medically determinable physical or mental impairment that renders such individual incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than four consecutive months.

   2.9 "Eligible Individual" means (i) any director, officer or key employee of the Company or a Subsidiary, (ii) any officer or key employee of a partnership in which the Company owns directly or indirectly at least 50% of the capital or profits interest or (iii) any consultant or adviser whom the Committee determines provides substantial and important service to the Company.

   2.10 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   2.11 "Fair Market Value" means the per share value of the Common Stock as of a given date, determined as follows:

       (a) If the Common Stock is listed or admitted for trading on the New York Stock Exchange (or if not, on another national securities exchange upon which the Common Stock is listed), the Fair Market Value of the Common Stock is the closing quotation for such stock based on composite transactions for the New York Stock Exchange (or if not listed on it, such other national securities exchange) on the last trading day for such stock prior to such given date.

       (b) If the Common Stock is not traded on any national securities exchange, but is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ System) or any similar system of automated dissemination of quotations of prices in common use, the Fair Market Value of the Common Stock is the average of the last sales price (if the stock is then listed as a national market issue under the NASDAQ System) or the mean between the closing representative bid and asked prices (in all other cases) for the stock on the last 5 trading days for such stock preceding such given date as reported by the NASDAQ System (or such similar quotation system).

       (c) If neither clause (a) nor clause (b) of this Section 2.12 is applicable, the Fair Market Value of the Common Stock is the fair market value per share as of such valuation date, as determined by the Board of Directors in good faith and in accordance with uniform principles consistently applied.

   2.12 "Incentive Stock Option" means an Option which qualifies under Section 422 of the Code and which is designated as an Incentive Stock Option by the Company or the Committee.

   2.13 "Non-Qualified Option" means an Option which is not an Incentive Stock Option and which is designated as a Non-Qualified Option by the Company or the Committee.

   2.14 "Option" means any Incentive Stock Option or Non-Qualified Option granted under this Plan.

   2.15 "Optionee" means an Eligible Individual to whom an Option is granted under this Plan.

   2.16 "Plan" means the 1998 Brookdale Living Communities, Inc. Stock Incentive Plan, as it may be amended from time to time.

   2.17 "Secretary" means the Secretary of the Company.

   2.18 "Securities Act" means the Securities Act of 1933, as amended.

   2.19 "Severance Date" means (i) as to an Eligible Individual who is an employee of the Company, a Subsidiary or a Company-owned partnership, the date the individual ceases to be so employed, (ii) as to an Eligible Individual who is a director of the Company or a Subsidiary but not an employee described in
(i) next above, the date the individual ceases to be such a director, or (iii) as to an Eligible Individual who is not included in (i) or (ii) above, the date specified in the applicable Stock Option Agreement.

   2.20 "Stock Option Agreement" means the agreement reflecting the terms and conditions of an Option pursuant to Section 5.1.

   2.21 "Subsidiary" means a subsidiary of the Company within the meaning of
Section 424(f) of the Code.

                       SECTION 3.  STOCK SUBJECT TO PLAN

   3.1  Stock Subject to Plan

       The stock subject to an Option shall be shares of the Company's Common Stock. The aggregate number of such shares which may be issued upon exercise of Options granted under Section 4 of the Plan shall not exceed 250,000 unless and until a larger number shall have been approved by the Company's stockholders pursuant to Section 7.6.

   3.2 Unexercised Options

       If any Option expires or is cancelled without having been fully exercised, a new Option or Options for the number of shares of Common Stock that would have been issued upon exercise of the unexercised portion of such Option may be granted under this Plan, subject to the limitations of Section 3.1.

   3.3 Changes in Company Capitalization

       In the event that the outstanding shares of Common Stock are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, or the number of shares is increased or decreased by reason of a stock split, stock dividend, combination of shares or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company (provided, however, that conversion or exchange of any convertible or exchangeable securities of the Company shall not be deemed to have been "effected without receipt of consideration"), the Committee shall make appropriate adjustments in the number and kind of shares for the purchase of which Options may be granted, including adjustments of the limitations in
Section 3.1 and Section 4.1.

                        SECTION 4.  GRANTING OF OPTIONS

   4.1 Eligibility

       The maximum number of shares of Common Stock that may be subject to Options granted during any calendar year to any one Optionee shall not exceed 250,000. Options granted to an Eligible Individual who is an employee of the Company or a Subsidiary may be either Incentive Stock Options or Non-Qualified Options. Options granted to any other Eligible Individual may only be Non-Qualified Options.

   4.2 Incentive Stock Options

       No Incentive Stock Option shall be granted unless it qualifies as an "incentive stock option" under Section 422 of the Code on the Date of Grant.

   4.3 Granting of Options

   (a) Subject to the availability of shares as provided under Sections 3.1 and 7.6, the Committee shall from time to time, in its absolute discretion:

       (i) Determine who are the Eligible Individuals and select from among them those to be granted Options;

       (ii) Determine the number of shares to be subject to such Options granted to such selected individuals, and to the extent permitted by the Code, determine whether such Options are to be Incentive Stock Options or Non-Qualified Options; and

       (iii) Determine the terms and conditions of such Options, consistent with the Plan.

   (b) Upon the selection of an individual to be granted an Option, the Committee shall instruct the Secretary to issue such Option and may impose such conditions on the grant of such Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option to an individual that the individual surrender for cancellation some or all of the unexercised Options which have been previously granted to him. An Option the grant of which is conditioned upon such surrender may have an Option price lower (or higher) than the Option price of the surrendered Option, may cover the same (or a lesser or greater) number of shares as the surrendered Option, may contain such other terms as the Committee deems appropriate and shall be exercisable in accordance with its terms, without regard to the number of shares, price, Option period or any other term or condition of the surrendered Option.

   4.4 Administration of the Plan

   (a) The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board, which Committee (unless otherwise determined by the Board) shall satisfy the "nonemployee director" requirements of Rule 16b-3 under the Exchange Act and the regulations of Rule 16b-3 under the Exchange Act and the "outside director" provisions of Code Section 162(m), or any successor regulations or provisions. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. Committee members may resign by delivering written notice to the Secretary.

   (b) Except as otherwise provided in the Plan and except as otherwise expressly stated to the contrary in the Company's Articles of Incorporation, Bylaws, or elsewhere, the Committee shall have the sole discretionary authority (i) to select the Eligible Individuals who are to be granted Options under the Plan, (ii) to determine the number of Options to be granted to any Eligible Individual at any time, (iii) to authorize the granting of Options, (iv) to impose such conditions and restrictions on Options as it determines appropriate, (v) to interpret the Plan, (vi) to prescribe, amend and rescind rules and regulations relating to the Plan, and (vii) to take any other actions in connection with the Plan as it may deem necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.

   (c) A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held.

   (d) The Committee may delegate to one or more persons any of its powers, other than its power to authorize the granting of Options, or designate one or more persons to do or perform those matters to be done or performed by the Committee, including administration of the Plan. Any person or persons delegated or designated by the Committee shall be subject to the same obligations and requirements imposed on the Committee and its members under the Plan.

   (e) Members of the Committee shall receive such compensation for their services as members as may be determined by the Board of Directors. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Board of Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All elections taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan. Members of the Committee and each person or persons designated or delegated by the Committee shall be entitled to indemnification by the Company for any action or any failure to act in connection with services performed by or on behalf of the Committee for the benefit of the Company to the fullest extent provided or permitted by the Company's Articles of Incorporation, Bylaws, any insurance policy or other agreement intended for the benefit of the Committee, or by any applicable law.

                         SECTION 5.  TERMS OF OPTIONS

   5.1  Option Agreement

       Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall indicate the Date of the Grant and contain such terms and conditions as the Committee shall determine with respect to such Option, consistent with the Plan. Stock Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to qualify such Options as "incentive stock options" under Section 422 of the Code.

   5.2  Vesting of Options

   (a) Options granted under the Plan shall vest as determined by the Committee and set forth in the respective Stock Option Agreement.

   (b) Unless otherwise provided in the Stock Option Agreement, in the event of a Change in Control on or before the Optionee's Severance Date, each outstanding Option held by such Optionee to the extent not theretofore vested shall fully vest as of the date of such Change in Control.

   (c) Subject to the provisions of Section 7.3, Options which have been granted but not yet vested under this Section 5.2 as of an Optionee's Severance Date shall be forfeited unless otherwise provided in the Stock Option Agreement.

   5.3  Option Exercise Price

       The exercise price per share for Options granted under the Plan shall be set by the Committee; provided, however, that the price per share shall be not less than 100% of the Fair Market Value of such share on the Date of Grant; provided, further, that, in the case of an Incentive Stock Option, the price per share shall not be less than 110% of the Fair Market Value of such share on the Date of Grant in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

   5.4  Exercise Periods

   (a) No Option may be exercised in whole or in part until it has vested, except as may be provided in Section 5.7.

   (b) Subject to the provisions of Sections 5.4(c), 5.7 and 7.3, Options shall become exercisable at such times and in such installments (which may be cumulative) as the Committee shall provide in the terms of each individual Stock Option Agreement; provided, however, that, by resolution adopted after an Option is granted, the Committee may, on such terms and conditions as it may determine to be appropriate and subject to Sections 5.4(c), 5.7 and 7.3, accelerate the time at which such Option or any portion thereof may be exercised.

   (c) To the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Options. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 5.4(c), the Fair Market Value of Common Stock shall be determined as of the time the Option with respect to such Common Stock is granted.

   (d) No Option may be exercised to any extent by anyone after the first to occur of the following events:

           (i)  In the case of an Incentive Stock Option,

                (A) the expiration of ten years from the Date of Grant; or

                (B) in the case of an Optionee owning (within the meaning of
                    Section 424(d) of the Code), at the Date of Grant, more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, the expiration of five years from the Date of Grant; or

                (C) except in the case of any Optionee who is disabled (within the meaning of Section 22(e)(3) of the Code), the expiration of three months from the Optionee's Severance Date unless either such Severance Date occurs due to such Optionee's death or the Optionee dies within said three-month period; or

                (D) in the case of an Optionee who is disabled (within the meaning of Section 22(e)(3) of the Code), the expiration of one year from the Optionee's Severance Date unless either such Severance Date occurs due to such Optionee's death or the Optionee dies within said one-year period; or

                (E) the expiration of one year from the date of the Optionee's death.

           (ii) In the case of a Non-Qualified Option,

                (A) the expiration of ten years from the Date of Grant; or

                (B) the expiration of one year from the Optionee's Severance
                    Date unless the Optionee dies within said one-year period;
                    or

                (C) the expiration of one year from the date of the Optionee's death.

   (e) Subject to the provisions of Section 5.4(d), the Committee shall provide, in the terms of each individual Stock Option Agreement, when such Option expires and becomes unexercisable.

   5.5  Requirement of Continued Employment

       An Option shall be forfeited if the Optionee's Severance Date occurs within one year from the Date of Grant unless such Severance Date occurs due to a Change in Control.

   5.6  Adjustments in Outstanding Options

       In the event that the outstanding shares of Common Stock subject to Options are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, or the number of shares is increased or decreased by reason of a stock split-up, stock dividend, combination of shares or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration"), the Committee shall make appropriate adjustments in the number and kind of shares as to which all outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that after such event the Optionee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in Option price per share; provided, however, that, in the case of Incentive Stock Options, each such adjustment shall be made in such manner as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code. Any such adjustment made by the Committee shall be final and binding upon all Optionees, the Company and all other interested persons.

   5.7  Merger, Consolidation, Acquisition, Liquidation or Dissolution

       Notwithstanding the provisions of Section 5.6, in its absolute discretion, and on such terms and conditions as it deems appropriate, the Committee may provide by the terms of any Option that such Option cannot be exercised after the merger or consolidation of the Company with or into another corporation, the acquisition by another corporation or person (excluding any trustee or other fiduciary holding securities under an employee benefit plan of the Company) of all or substantially all of the Company's assets or more than 50% of the Company's then outstanding voting stock, or the liquidation or dissolution of the Company; and if the Committee so provides, it may, in its absolute discretion and on such terms and conditions as it deems appropriate, also provide, either by the terms of such Option or by a resolution adopted prior to the occurrence of such merger, consolidation, acquisition, liquidation or dissolution, that, for some period of time prior to such event, such Option shall be exercisable to all shares covered thereby, notwithstanding anything to the contrary in Section 5.4(a), Section 5.4(b) and/or any installment provisions of such Option.

   5.8  No Right to Continued Employment

       Nothing in this Plan or in any Stock Option Agreement hereunder shall confer upon any Optionee any right to continued employment or retention in service or shall interfere with or restrict in any way the rights of the Company, a Subsidiary or any other person to terminate or discharge any Optionee at any time for any reason whatsoever.

                        SECTION 6.  EXERCISE OF OPTIONS

   6.1  Person Eligible to Exercise

       During the lifetime of the Optionee, only such Optionee may exercise an Option (or any portion thereof) granted to such Optionee. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement, be exercised by the personal representative of such Optionee or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

   6.2  Partial Exercise

       At any time and from time to time prior to the time when any exercisable Option or exercisable portion thereof becomes unexercisable under the Plan or the applicable Stock Option Agreement, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares and the Committee may, by the terms of the Stock Option Agreement, require any partial exercise to be with respect to a specified minimum number of shares.

   6.3  Manner of Exercise

       An exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or his office of all of the following prior to the time when such Option or such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement:

   (a) notice in writing signed by the Optionee or other person then entitled to exercise such Option or portion, stating that such Option or portion is exercised, such notice complying with all applicable rules established by the Committee; and

   (b) (i) full payment (in cash or by check) for the shares with respect to which such Option or portion is thereby exercised; or

       (ii) if permitted under the terms of an Optionee's Stock Option Agreement or with the consent of the Committee, (A) shares of the Company's Common Stock owned by the Optionee duly endorsed for transfer to the Company, or (B) shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option, with a Fair Market Value on the date of Option exercise equal to the aggregate Option price of the shares with respect to which such Option or portion is thereby exercised; or

       (iii) with the consent of the Committee, a full recourse promissory note bearing interest (at least such rate as shall then preclude the imputation of interest under the Code or any successor provision) and payable upon such terms as may be prescribed by the Committee. The Committee may also prescribe the form of such note and the security to be given for such note. No Option may, however, be exercised by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law; or

       (iv) with the consent of the Committee, any combination of the consideration provided in the foregoing subsections (i), (ii) and
             (iii); and

   (c) the payment to the Company of all amounts which it is required to withhold under federal, state or local law in connection with the exercise of the Option; provided that, with the consent of the Committee,
       (i) shares of the Company's Common Stock owned by the Optionee duly endorsed for transfer, or (ii) shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option, valued at Fair Market Value as of the date of Option exercise, may be used to make all or part of such payment; and

   (d) such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations, including the representation that the shares of the

       Common Stock are being acquired for investment and not resale. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

   (e) in the event that the Option or portion thereof shall be exercised pursuant to Section 6.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

   6.4  Conditions to Issuance of Stock Certificates

       The shares of Common Stock issuable and deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

   (a) the satisfaction of all requirements set forth in Section 6.3, including payment of the exercise price; and

   (b) the obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

   (c) the lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience.

   6.5  Rights as Stockholders

       The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect to any shares purchasable upon the exercise of any part of an Option unless and until the Option is exercised, the Option price has been paid to the Company and certificates representing such shares have been issued by the Company to such holders.

   6.6  Transfer Restrictions

       The Committee, in its absolute discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require any Optionee to give the Company prompt notice of any disposition of shares of stock acquired by exercise of an Incentive Stock Option, within two years from the Date of Grant of such Option or one year after the acquisition of such shares by such Optionee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

                       SECTION 7.  ADDITIONAL PROVISIONS

   7.1 Approval of Plan by Stockholders

       This Plan will be submitted for the approval of the Company's stockholders within twelve months before or after the date of the Board of Directors' initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further, that if such approval has not been obtained at the end of said twelve-month period, all Options previously granted under the Plan shall thereupon be cancelled and become null and void.

   7.2 Nontransferability

       No Option or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or any successors in interest to the Optionee or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this
Section 7.2 shall prevent transfers by will or by the applicable laws of descent and distribution.

   7.3 Death or Disability of Optionee

       If an Optionee dies or incurs a Severance Date due to Disability, any Option of such Optionee which has been outstanding for at least one year shall fully and immediately be vested. In the event of an Optionee's death the executor, administrator or other personal representative of the Optionee's estate, or any heir, successor, assign or other transferee of the Optionee receiving such Options by will or by the laws of descent and distribution, shall have the right, subject to the restrictions hereof, to exercise all vested Options to acquire shares of Common Stock subject to such Options at any time within one year after the date of the Optionee's death.

   7.4 Securities Act

       No shares of Common Stock of the Company shall be required to be distributed until the Company shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act or any other then applicable securities law. The Company reserves the right to place a legend on any stock certificate issued pursuant to the Plan to assure compliance with this Section and with the vesting requirements of Section 5.2.

   7.5 Withholding of Tax

       The Company shall have the right to deduct from compensation otherwise payable to an Optionee any federal, state or local income or other taxes required by law to be withheld with respect to any distributions under the Plan.

   7.6 Termination and Amendment of Plan

       The Committee may at any time suspend or terminate the Plan, or make such modifications of the Plan as it shall deem advisable, provided that the Plan shall not be so changed to increase the cost of the Plan to the Company. However, without approval of the Company's stockholders given within twelve months before or after the action by the Committee, no action of the Committee may, except as provided in Section 3.3, increase any limit imposed in Section 3.1 on the maximum number of shares which may be issued upon exercise of Options, materially modify the eligibility requirements of Section 4.1, reduce the minimum Option price requirements of Section 5.3, or extend the limit imposed in this Section 7.6 on the period during which Options may be granted. No Option may be granted during any period of suspension nor after termination of the Plan, and in no event may any Option be granted under this Plan after the first to occur of the following events:

   (a) the expiration of ten years from the date the Plan is adopted by the Board of Directors; or

   (b) the expiration of ten years from the date the Plan is approved by the Company's stockholders under Section 7.1.

   7.7  Duties of the Company

        The Company shall, at all times during the term of each Option, reserve and keep available for issuance or delivery such number of shares of Common Stock as will be sufficient to satisfy the requirements of all Options at the time outstanding, shall pay all original issue taxes with respect to the issuance or delivery of shares pursuant to the exercise of such Option and all other fees and expenses necessarily incurred by the Company in connection therewith.

                         SECTION 8.  GENERAL PROVISIONS

(a) No individual shall have any claim or right to be granted Options under the Plan. Neither the adoption and maintenance of the Plan nor the granting of Options pursuant to the Plan shall be deemed to constitute a contract of employment between the Company and any individual or to be a condition of the employment of any person.

(b)  The Company shall pay all costs and expenses of administering the Plan.

(c) The granting of Options and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The provisions of this Plan shall be interpreted so as to comply with the conditions or requirements of the Securities Act, the Exchange Act, and rules and regulations issued thereunder unless a contrary interpretation of any such provision is otherwise required by applicable law.

(d) The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

(e) Whenever the context so indicates, the singular or plural number, and the masculine, feminine or neuter gender shall each be deemed to include the other.

(f) This Plan and all Option agreements entered into pursuant hereto shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, determined without regard to its conflict of interest rules.

                      BROOKDALE LIVING COMMUNITIES, INC.

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder hereby appoints Michael W. Reschke, Mark J. Schulte, Darryl W. Copeland, Jr. and Robert J. Rudnik, and each of them, as proxies with full power of substitution, to represent and to vote as designated below all of the shares of Common Stock, par value $0.01 per share, of Brookdale Living Communities, Inc. which the undersigned stockholder is entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 21, 1998 at 9:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, and at any adjournments thereof, upon the following matters:

     This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

       PLEASE VOTE, SIGN EXACTLY AS NAME APPEARS ABOVE, DATE AND RETURN
         THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                       BROOKDALE LIVING COMMUNITIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  ()


1. TO ELECT TWO CLASS I DIRECTORS FOR A TERM OF THREE YEARS EACH.
   NOMINEES: MICHAEL W. RESCHKE
             BRUCE L. GEWERTZ

FOR    WITHHOLD   FOR ALL
ALL      ALL      EXCEPT THE FOLLOWING NOMINEE(S) (WRITE NAME(S) BELOW)
[ ]      [ ]        [ ]

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

2.  To ratify the appointment of Ernst & Young LLP as the Company's    For     Against   Abstain
    auditors for the fiscal year ending December 31, 1998.             [ ]       [ ]       [ ]


3. To approve the 1998 Stock Incentive Plan.                           For     Against   Abstain
                                                                       [ ]       [ ]       [ ]


The undersigned stockholder hereby acknowledges receipt from the Company of its Notice of Annual Meeting and Proxy Statement dated April 20, 1998 and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.

If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

Dated: ______________________________________________________, 1998

Signature(s) ______________________________________________________

___________________________________________________________________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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